Exhibit 99.1

AVEO Announces Acceptance of CANbridge Investigational New Drug Application for CAN017 (AV-203) Trial in Esophageal Squamous Cell Cancer (ESCC) in China

- IND acceptance triggers $2M milestone payment from CANbridge to AVEO -

CAMBRIDGE, Mass. – August 14, 2018 – AVEO Oncology (Nasdaq: AVEO) today announced that the China National Drug Administration (CNDA) has accepted CANbridge Life Sciences’ Investigational New Drug (IND) Application for a Phase Ib/III clinical trial of CAN017 (AV-203), AVEO’s clinical-stage ErbB3 (HER3) inhibitory antibody candidate, in esophageal squamous cell cancer (ESCC).

Under the terms of a March 2016 agreement, the acceptance of this IND triggers a $2 million milestone payment to AVEO from CANbridge Life Sciences. CANbridge licensed worldwide rights, excluding the United States, Canada, and Mexico, to AV-203 from AVEO and AVEO is eligible to receive up to $40 million in potential additional development and regulatory milestone payments and up to $90 million in potential commercial milestone payments, assuming the successful achievement of specified development, regulatory and commercialization objectives.

“CANbridge continues to make progress in advancing CAN017, and we look forward to the initiation of a Phase Ib/extension clinical trial in ESCC, a large unmet medical need globally with a particularly acute need in Asia,” said Michael Bailey, president and chief executive officer of AVEO. “Together with ficlatuzumab, our partnered oncology programs allow us to retain meaningful rights to a promising pipeline and advance it at little or no cost to AVEO, allowing us to focus resources on our tivozanib strategy, including U.S. registration for kidney cancer as well as combinations with immunotherapy.”

AVEO previously completed a Phase 1, open-label, dose-escalation study of AV-203 (CAN017) in patients with advanced solid tumors. In this study, AV-203 was found to be generally safe and well-tolerated, with an early signal of activity consistent with preclinical data showing the potential for heregulin or neuregulin, the only known ligand for ErbB3, to serve as a biomarker predictive of AV-203 anti-tumor activity.

AVEO will pay percentage of the milestone payment to Biogen Idec International GmbH as a sublicensing fee.

About AVEO

AVEO Pharmaceuticals, Inc. (the “Company”) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted medicines for oncology and other areas of unmet medical need. The Company’s strategy is to retain North American rights to its oncology portfolio while securing partners in development and commercialization outside of North America. The Company is seeking to develop and commercialize its lead candidate tivozanib in North America as a treatment for advanced renal cell carcinoma (“aRCC”). The Company has outlicensed tivozanib (FOTIVDA®) for oncology in Europe and other territories outside of North America. Tivozanib is approved in the European Union, as well as Norway and Iceland, for the first-line treatment of adult patients with aRCC and for adult patients who are vascular endothelial growth factor receptor and mTOR pathway inhibitor-naïve following disease progression after one prior treatment with cytokine therapy for aRCC. The Company has entered into partnerships to fund the development and commercialization of AV-203 (CAN017) and ficlatuzumab, both clinical stage assets in oncology. The Company is currently seeking a partner to develop the AV-353 platform, a preclinical asset, worldwide for the potential treatment of pulmonary arterial hypertension. The Company previously partnered with Novartis International Pharmaceutical Ltd. (“Novartis”) to develop the AV-380 program in cachexia and other indications. Effective August 28, 2018, the Company expects to regain the rights to AV-380 and is considering a variety of options to continue the program’s development.

For more information, please visit the Company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the progress of future clinical trials of CAN017; the advancement of AVEO’s pipeline and costs associated with such advancement; the achievement of development, regulatory and commercialization objectives by CANbridge; AVEO’s cash runway; and AVEO’s strategy, prospects, plans and objectives, including as they pertain specifically to tivozanib and leveraging partnerships. AVEO has based its expectations and estimates on assumptions that may prove to be incorrect. As a result, readers are cautioned not to place undue reliance on these expectations and estimates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to enter into and maintain its third party collaboration and license agreements, and its ability, and the ability of its collaborators, licensees and other strategic partners, to achieve development and commercialization objectives under these arrangements; and AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies such as the FDA the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates, including tivozanib. AVEO faces other risks relating to its business as well, including risks relating to its and its collaborators’ ability to successfully enroll and complete clinical trials, including the TIVO-3 and TiNivo studies; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals, including those goals pertaining to the development and commercialization of tivozanib; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in AVEO’s quarterly and annual reports on file with the Securities and Exchange Commission (SEC) and in other filings that AVEO may make with the SEC in the future. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release. Any reference to AVEO’s website address in this press release is intended to be an inactive textual reference only and not an active hyperlink.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902